Exhibit 99.1

WPT Enterprises, Inc. Reports Third Quarter 2007

Financial Results

LOS ANGELES, California - November 5, 2007 — WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the third quarter ended September 30, 2007. Business highlights for the quarter and through the date of this release include the delivery of three episodes of Season V of the World Poker Tour® (WPT) television series, progress in the online gaming business and hiring two key executives, Andy Goetsch, Executive Vice President of Online Gaming, and Rohin Malhotra, Managing Director of International Sales & Marketing.  Additionally, the Company had a successful kick off of its inaugural season of the WPT China National Traktor™ Poker Tour in Lanzhou, Gansu, and launched its first tour stop in Spain at Casino Barcelona.

Financial Results

For the third quarter of 2007, total revenues were $4.4 million, compared to $5.9 million in the same period of 2006. The decrease was primarily a result of the delivery of fewer domestic television episodes delivered in the 2007 period. The Company reported a net loss for the quarter of $2.2 million, or $0.11 per share.  This compares to net earnings of $2.7 million, or $0.13 per share, in the comparative 2006 period.   The 2006 net earnings included a $2.7 million after-tax gain on the sale of shares of PokerTek, Inc.’s common stock.

“The third quarter represented continued progress for WPT Enterprises,” said Steve Lipscomb, President and CEO of WPT Enterprises. “We reached exciting new milestones including the addition of an online casino offering on our online gaming site, WorldPokerTour.com, and kicked off the inaugural season of the WPT China National Traktor™ Poker Tour.  Just a few weeks ago, we strengthened our management team with the hiring of Andy Goetsch and Rohin Malhotra.  As we look ahead to the remainder of 2007 and into 2008, we are well positioned and confident in our ability to successfully execute our strategic plan.”

Domestic television license fee revenues were $1.4 million in the third quarter of 2007, a decrease from $3.2 million in the third quarter of 2006.  The decline was primarily the result of not delivering any episodes of the Professional Poker Tour® (PPT) television series in the 2007 period, versus the delivery of nine episodes of the PPT in the third quarter of 2006. This decrease in revenue was partially offset by the delivery of three episodes of Season V of the WPT television series in the third quarter of 2007 versus the delivery of one episode of Season V of the WPT in the 2006 period.

Online gaming revenues were $0.1 million in the third quarter of 2007, compared to $0.9 million in the prior year period.  The decrease in online gaming revenue was due to lower levels of player activity, which was primarily a result of migrating less than 20% of our player database from WagerWorks, as well as not aggressively marketing the online gaming site.  Hosting and sponsorship revenues increased to approximately $1.6 million from $0.2 million in the third quarter of 2006 due primarily to PartyGaming sponsorship revenues that did not exist in the same period of 2006, and sponsorship revenues from the airing of seven Season V episodes in the third quarter of 2007.

In the third quarter of 2007, cost of revenues decreased to $1.4 million from $1.7 million in the third quarter of 2006. The decline was primarily a result of a decrease in online gaming costs of $0.4 million, which was due to lower online gaming revenues, as mentioned above.  Overall gross margins were 69% in the third quarter of 2007, compared to 70% in the third quarter of 2006.  In the third quarter of 2007, domestic television licensing margins were 42% compared to 73% in the same period in 2006.  The decrease was primarily because of the delivery of nine episodes of the PPT television series in 2006 for which the production costs had been expensed in an earlier period.  The lower domestic television margins in the 2007 period were largely offset by increased margin contribution from sponsorship and international television.

In the third quarter of 2007, selling, general and administrative expense increased to $5.7 million from $4.5 million in the third quarter of 2006. The increase was primarily due to higher headcount and operational costs in online gaming, as well as increased costs associated with the launch of WPT China.

At September 30, 2007, the Company had no debt, and total cash, cash equivalents and investments in marketable securities of approximately $34.9 million.

2007 Outlook

For the fourth quarter of 2007, revenues are expected to be in the range of $4.0— $4.5 million.  Additionally, the Company expects:

•                  To deliver five episodes of Season VI of the WPT television series to GSN in the fourth quarter of 2007.

•                  Lower gross margins for domestic television as a result of the terms of the Season VI agreement.

•                  To recognize PartyGaming sponsorship revenues as episodes are aired during the fourth quarter of 2007.

•                  Moderate progress in online gaming in the fourth quarter.  In the first quarter of 2008, we will launch an aggressive marketing and promotions campaign.

Investor Conference Call

WPT Enterprise’s quarterly earnings conference call is scheduled to begin later today (November 5, 2007) at 1:30 p.m., Pacific Time (USA).

To participate in the conference call, investors should dial 888-264-8943 ten minutes prior to the scheduled start time. International callers should dial 913-312-0420. If you are unable to participate in the live call, a replay will be available beginning Monday, November 5, 2007 at 8:00 p.m. ET, through Tuesday, November 12, 2007 at midnight ET. To access the replay, dial 888-203-1112 (passcode: 6254680). International callers should dial 719-457-0820).

The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at www.worldpokertour.com. For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and is scheduled to begin broadcasting on GSN in early 2008.  The World Poker Tour television series is licensed for broadcast globally. WPTE also offers real-money online gaming on its website, www.worldpokertour.com, which prohibits wagers from players in the U.S. and certain other restricted territories. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPTE is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).  Photos and media information can be found online at:  www.worldpokertour.com/media. (WPTEF)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on GSN as a source of revenue, and the risk that GSN will not exercise its options to air the WPT series beyond Season VI; difficulty of predicting the growth of our online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Scott Friedman, Chief Financial Officer
323-330-9900
sfriedman@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum
ICR, Inc.
310-954-1100
agreenebaum@icrinc.com

Financial Tables to follow

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WPT ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
	(unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$4,486	$8,360
Investments in marketable securities	21,447	24,301
Accounts receivable, net of allowances of $18	2,020	2,353
Deferred television costs	1,665	1,722
Other	1,095	735
	30,713	37,471

Investments in marketable securities	9,004	6,962
Property and equipment, net	1,603	3,375
Restricted cash	347	453
Investment in unconsolidated investee	2,923	2,923
Other	156	156
	44,746	$51,340

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$647	$674
Accrued payroll and related	1,070	1,205
Other accrued expenses	1,306	1,076
Deferred revenue	4,458	4,740
Income taxes payable	—	394
	7,481	8,089

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 20,000 shares;
none issued and outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares;
20,492 and 20,378 shares issued and outstanding, respectively	20	20
Additional paid-in capital	43,533	41,719
Retained earnings (deficit)	(6,269)	1,561
Accumulated other comprehensive loss	(19)	(49)
	37,265	43,251
	$44,746	$51,340

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Earnings (Loss)

(unaudited)

	Three months ended		Nine months ended
	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$1,424	$3,163	$8,132	$13,467
International television	490	623	1,709	2,191
Product licensing	759	861	2,618	2,378
	2,673	4,647	12,459	18,036

Online gaming	119	912	929	2,644
Event hosting and sponsorship fees	1,575	249	3,058	2,458
Other	38	60	171	212
Total Revenues	4,405	5,868	16,617	23,350

Cost of revenues	1,355	1,737	6,594	8,333

Gross profit	3,050	4,131	10,023	15,017

Selling, general and administrative expense	5,709	4,549	16,942	14,058
Loss on abandonment of online gaming assets	—	—	2,270	—

Earnings (loss) from operations	(2,659)	(418)	(9,189)	959

Other income:
Gain on sale of investment	—	4,541	—	10,216
Interest	448	431	1,359	1,175
Earnings (loss) before income taxes	(2,211)	4,554	(7,830)	12,350

Income taxes	—	1,862	—	3,501

Net earnings (loss)	(2,211)	2,692	(7,830)	8,849

Net earnings (loss) per common share - basic and diluted	($0.11)	$0.13	($0.38)	$0.43

Weighted-average common shares outstanding - basic	20,603	20,603	20,603	20,408

Dilutive effect of common stock equivalents	—	—	—	7

Weighted-average common shares outstanding - diluted	20,603	20,603	20,603	20,415